As filed with the Securities and Exchange Commission on April 3, 2002.

                                                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                              THE CHUBB CORPORATION
               (Exact name of issuer as specified in its charter)

                New Jersey                           13-2595722
 (State or other jurisdiction of Incorporation)    (I.R.S. Employer
          15 Mountain View Road                 Identification Number)
                P.O. Box 1615                        07061-1615
               Warren, New Jersey                    (Zip Code)
  (Address of principal executive offices)

                            -------------------------

                              THE CHUBB CORPORATION
               STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (2001)
                            (Full title of the plan)
                            -------------------------

                  HENRY G. GULICK, Vice President and Secretary
                              THE CHUBB CORPORATION
                              15 Mountain View Road
                                  P.O. Box 1615
                          Warren, New Jersey 07061-1615
                     (Name and address of agent for service)

          Telephone number, including area code, of agent for service:
                                  908-903-3576
                            -------------------------

                         CALCULATION OF REGISTRATION FEE
 -------------------------------------------------------------------------------

Title of security         Amount being           Proposed maximum              Proposed maximum                Amount of
being registered          registered (1)         offering price per share (2)  aggregate offering price (2)    Registration fee
----------------          --------------         ----------------------------  ----------------------------    ----------------
Common Stock
($1.00 par value)(3)      400,000 shares         $ 72.81                       $29,124,000                     $ 2,680

(1) This Registration Statement covers 400,000 shares of common stock issuable pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors
(2001), plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457 based on the average of the high and low price on the New York Stock Exchange for April 1, 2002.

(3) Includes rights to purchase Series B Participating Cumulative Preferred Stock. Prior to the occurrence of certain events, the rights will not be evidenced separately from the common stock.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933 (the "Act"), the documents containing the information specified in this Part I will be sent or given to participants under The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001). These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Chubb Corporation (the "Corporation") hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents filed with the Securities and Exchange Commission (the "SEC"):

         (1) The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 28, 2002 (SEC File No. 1-8661); and

         (2) The description of the Corporation's Common Stock contained in the Corporation's registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment thereto or report filed for the purpose of updating such description.

         All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Corporation is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "NJBCA"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the NJBCA does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise, provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

         Under the NJBCA, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the NJBCA. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. However, a New Jersey corporation may, with certain limitations, provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

         Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the NJBCA as to indemnification by the Registrant of officers and directors.

         Article Twelfth of the Corporation's Restated Certificate of Incorporation provides as follows with respect to the indemnification of the Corporation's officers and directors:

         Section A. A Director or Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such Director's or Officer's duty of loyalty to the Corporation or stockholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such Director or Officer of an improper personal benefit. The provisions of this section shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the foregoing provisions of this Section A nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a Director or Officer of the Corporation which exists at the time of such repeal or modification.

         Section B.

         1.       As used in this Section B:

                  (a) "corporate agent" means any person who is or was a director, officer or employee of the Corporation and any person who is or was a director, officer, trustee or employee of any other enterprise, serving, or continuing to serve, as such at the written request of the Corporation, signed by the Chairman or the President or pursuant to a resolution of the Board of Directors, or the legal representative of any such person;

                  (b) "other enterprise" means any domestic or foreign corporation, other than the Corporation, and any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, whether or not for profit, served by a corporate agent;

                  (c) "expenses" means reasonable costs, disbursements and counsel fees;

                  (d) "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

                  (e) "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, and shall include any proceeding as so defined existing at or before, and any proceedings relating to facts occurring or circumstances existing at or before, the adoption of this Section B.

         2. Each corporate agent shall be indemnified by the Corporation against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his having been such corporate agent to the fullest extent permitted by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred by this paragraph 2 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law as the same exists or may hereafter be amended or modified. The right to indemnification conferred in this paragraph 2 shall be a contract right.

         3. The Corporation may purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under applicable law as the same exists or may hereafter be amended or modified. The Corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the Corporation, whether or not such insurer does business with other insureds.

         The rights and authority conferred in this Section B shall not exclude any other right to which any person may be entitled under this Certificate of Incorporation, the By-Laws, any agreement, vote of stockholders or otherwise. No repeal or modification of the foregoing provisions of this Section B nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a corporate agent which exists at the time of such repeal or modification.

         The Corporation is insured against liabilities which it may incur by reason of Article XII of its Restated Certificate of Incorporation. In addition, directors and officers are insured at the expense of the Corporation against certain liabilities which might arise out of their service and not be subject to indemnification.

Item 8.  EXHIBITS


           Exhibit No.                    Exhibit
           -----------                    -------
           4.1                            Restated Certificate of Incorporation of Chubb (incorporated herein by reference to
                                          Exhibit 3 of Chubb's Quarterly Report on Form 10-Q for the quarterly period ended
                                          June 30, 1996, filed on August 14, 1996 (No. 1-8661)).

           4.2                            Certificate of Amendment to the Restated Certificate of Incorporation of Chubb
                                          (incorporated herein by reference to Exhibit 3 of Chubb's Annual Report on Form 10-K for
                                          the year ended December 31, 1998, filed on March 29, 1999 (No. 1-8661)).

           4.3                            Certificate of Correction of Certificate of Amendment to the Restated Certificate of
                                          Incorporation of Chubb (incorporated herein by reference to Exhibit 3 of Chubb's Annual
                                          Report on Form 10-K for the year ended December 31, 1998, filed on March 29, 1999 (No.
                                          1-8661)).

           4.4                            Restated By-Laws of Chubb (incorporated herein by reference to Exhibit 3 of Chubb's
                                          Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 27,
                                          2001 (No. 1-8661)).

           5*                             Opinion of Drinker Biddle & Shanley LLP

           23(a)*                         Consent of Ernst & Young LLP, independent auditors

           23(b)*                         Consent of Drinker Biddle & Shanley LLP
                                          (contained in Exhibit 5)

           24*                            Powers of Attorney

           99*                            Text of The Chubb Corporation Stock Option Plan For Non-Employee
                                          Directors (2001)

-----------------
* Filed herewith

Item 9.  UNDERTAKINGS

                  (a)      The undersigned registrant hereby undertakes:

                           (1)      To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement:

                                    (i)      To include any prospectus required
                                    by Section 10(a)(3) of the Securities Act;

                                    (ii)     To reflect in the prospectus any
                                    facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                    (iii)    To include any material information
                                    with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                           (2)      That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)      To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on April 3, 2002.

                                       THE CHUBB CORPORATION



                                       By  /s/ Henry G. Gulick
                                           ---------------------------------
                                           (Henry G. Gulick, Vice President
                                           and Secretary)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature                                             Title                                   Date
                 ---------                                             -----                                   ----
                     *                                        Chairman,                                     April 3, 2002
-----------------------------------------------               Chief Executive Officer
(Dean R. O'Hare)                                              and Director

                     *                                        Executive Vice President                      April 3, 2002
-----------------------------------------------               and Chief Financial
(Weston M. Hicks)                                             Officer

                     *                                        Senior Vice President and                     April 3, 2002
-----------------------------------------------               Chief Accounting Officer
(Henry B. Schram)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Zoe Baird)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(John C. Beck)

                                                              Director                                      April 3, 2002
-----------------------------------------------
(Sheila P. Burke)

                                                              Director                                      April 3, 2002
-----------------------------------------------
(James I. Cash, Jr.)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Percy Chubb, III)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Joel J. Cohen)


                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(James M. Cornelius)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(David H. Hoag)

                                                              Director                                      April 3, 2002
-----------------------------------------------
(Klaus J. Mangold)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Warren B. Rudman)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(David G. Scholey)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Raymond G.H. Seitz)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Lawrence M. Small)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Karen Hastie Williams)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(James M. Zimmerman)

                     *                                        Director                                      April 3, 2002
-----------------------------------------------
(Alfred W. Zollar)

*By /s/Henry G. Gulick
    -------------------------------------------
           (Henry G. Gulick,
           Attorney-in-fact)

                                 Exhibit Index

           Exhibit No.                    Exhibit
           -----------                    -------
           5                              Opinion of Drinker Biddle & Shanley LLP

           23(a)                          Consent of Ernst & Young LLP, independent auditors

           23(b)                          Consent of Drinker Biddle & Shanley LLP
                                          (contained in Exhibit 5)

           24                             Powers of Attorney

           99                             Text of The Chubb Corporation Stock Option Plan For Non-Employee
                                          Directors (2001)